Exhibit 10.1

Director Compensation and Director Stock Ownership Guidelines

Director compensation is reviewed by the Compensation, Nominating and Governance Committee (“CNG Committee”) of the Board of Directors (“Board”), which recommends director compensation to the Board for approval.  After a recent competitive review of director compensation, the Board approved the following director compensation and related director stock ownership guidelines on May 8, 2012, effective immediately:

•                  Each non-management director is paid an annual cash retainer of $40,000, except that the Chairman of the Board is paid $67,000.

•                  Each non-management director is entitled to receive an annual grant of restricted stock having a value equal to $20,000, except that the Chairman of the Board is entitled to receive an annual grant of restricted stock having a value equal to $33,000.  In general, stock grant amounts will be based on the closing price of the Company’s voting common stock on the date of the Annual Meeting of Stockholders and will vest on the date immediately preceding the next Annual Meeting of Stockholders (but no later than June 30 of that year).  Notwithstanding the foregoing, a director may request “relief” from being granted a stock award from the Board if such stock award would pose a regulatory or other hardship on such director (such as violating an existing passivity commitment); in such case, the value of the stock award will be paid as part of the annual cash retainer.

•                  Committee chairs receive an additional annual cash retainer, $10,000 in the case of each of the Audit Committee and the CNG Committee and $5,000 in the case of the Corporate Risk Committee, to the extent such chair is a non-management director.

•                  Directors are reimbursed for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees.

•                  Each director must own at least $100,000 of Company common stock within a two year period of either the adoption of these stock ownership guidelines or becoming a director, as applicable.  All shares beneficially owned (as determined under the federal securities laws) by the director shall be included in determining whether such ownership threshold is met; provided, that with respect to stock awards, only vested stock awards are counted.  Any stock owned by existing directors as of the adoption date of these stock ownership guidelines (May 8, 2012), or for any new director appointed or elected in the future as of the date such director is appointed or elected, is valued at the closing price of the Company’s voting common stock on such date.  Any future acquisitions of stock are valued at cost basis, except that with respect to stock awards, the per share fair market value on the vesting date is used.